Exhibit 99.1

Janus Contact:	July 7, 2008
James Aber: 303-336-4513
Scott Grace: 303-394-7709
Matthew Jervois: +44 20 7410 1940 (London)

JANUS ANNOUNCES PLANS TO PURCHASE ADDITIONAL STAKE IN

PERKINS, WOLF, MCDONNELL AND COMPANY, LLC

Janus files for launch of large cap value fund

DENVER – Janus Capital Group Inc. (NYSE: JNS) today announced plans to purchase an additional 50% ownership interest in U.S. value manager, Perkins, Wolf, McDonnell and Company, LLC (PWM) for $90 million. Once the pending deal closes later this year, Janus will own 80% of the Chicago-based firm. Acquiring a respected value-oriented investment firm enables the company to offer a more broadly diversified range of investment products and complements Janus’ growth and risk-managed product lineup.

Janus also announced plans to launch Janus Adviser Perkins Large Cap Value Fund for U.S. investors in late 2008. The fund, which is based on an existing institutional strategy, will be managed by PWM co-portfolio managers Tom Perkins and Kevin Preloger.

“Perkins has been a key strategic partner for Janus and we have great confidence in its investment professionals and research-driven approach to value investing,” said Janus CEO Gary Black. “This agreement is important because it enables Janus to offer our clients a wider range of investment solutions.”

The proposed deal includes subadvisory agreements that must be approved by shareholders of the affected funds. Following the acquisition, Perkins, Wolf, McDonnell and Company, LLC will change its name to Perkins Investment Management LLC. In addition, the Janus Mid Cap Value Funds* will change their names to Perkins Mid Cap Value Funds*, Janus Small Cap Value Fund* will be renamed Perkins Small Cap Value Fund* and the Janus Small Company Value Funds will become Perkins Small Company Value Funds.

Outside of the U.S., the PWM-subadvised Janus Capital Funds PLC (JCF) – Janus US Strategic Value Fund will change its name to JCF Perkins US Strategic Value Fund, subject to board and regulatory approvals.

“This represents the next step in the evolution of our business,” said Bob Perkins, CEO of PWM. “We’re excited about the increased opportunities and resources that Janus will be able to provide.”

The closing of this transaction, which is expected in the fourth quarter of 2008, is subject to customary conditions, including regulatory and fund shareholder approvals.

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of March 2008, Janus managed approximately $187.6 billion in assets for more than four million shareholders, clients and institutions around the world.  Outside the U.S., Janus has offices in London, Tokyo and Hong Kong. Janus Capital Group includes Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), and Capital Group Partners, Inc. In addition, Janus Capital Group currently owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

About Perkins, Wolf, McDonnell and Company, LLC

Perkins, Wolf, McDonnell and Company (PWM) is an asset management firm with a 24-year value investing track record, currently managing more than $10 billion. With its industry experience, intensive research and careful consideration for risk, PWM has established a reputation as a respected value-manager. PWM has been the subadviser to Janus Small Cap Value Fund since its inception in 1987 and Janus Mid Cap Value Fund since its inception in 1998. In 2003, Janus Capital Group Inc. purchased a 30% ownership stake in PWM.

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus containing this and other information, please call Janus at 1-800-525-3713 or download the file from janus.com. Read it carefully before you invest or send money.

*Janus Small Cap Value Fund – Investor and Institutional shares and Janus Mid Cap Value Fund – Institutional shares are closed to new investors.

There is no assurance that the investment process will consistently lead to successful investing.

Janus Mid Cap Value Fund, Janus Small Cap Value Fund and Janus Small Company Value Fund will invest at least 80% of its net assets in the type of securities described by its name.

Janus Adviser Perkins Large Cap Value Fund is not currently available for investment.

Funds distributed by Janus Distributors LLC (06/08)

Janus Capital Funds Plc is a UCITS established under Irish law, with segregated liability between Funds. Investors are warned that they should only make their investments based on the most recent Prospectus which contains information about fees, expenses and risks, which is available from all distributors and paying agents, it should be read carefully. An investment in the Fund may not be suitable for all investors and is not available to all investors in all jurisdictions; it is not available to US persons. Issued by Janus Capital International Limited, authorised and regulated by the Financial Services Authority. In Asia, this document is issued by Janus Capital Asia Limited. This is not a solicitation for the sale of shares and nothing herein is intended to amount to investment advice.  Past performance is not a guarantee of future results. The rate of return may vary and the principal value of an investment will fluctuate due to market and foreign exchange movements.  Shares, if redeemed, may be worth more or less than their original cost.  AJTFM-0608(3)0708 PR